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                          August 28, 2023

       Eileen Mockus
       Chief Executive Officer
       Coyuchi, Inc.
       1400 Tennessee Street, Unit 1
       San Francisco, CA 94107

                                                        Re: Coyuchi, Inc.
                                                            Registration
Statement on Form 1-A
                                                            Filed August 16,
2023
                                                            File No. 024-11888

       Dear Eileen Mockus:

              This is to advise you that we have not reviewed and will not review your registration statement.

               Please refer to Rules 460 and 461 regarding requests for acceleration. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.

                                                        Please contact Eranga
Dias at 202-551-8107 with any questions.




                          Sincerely,


                          Division of Corporation Finance

                          Office of Manufacturing